Exhibit 99.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between MILLENNIUM BANKSHARES CORPORATION Reston, Virginia and FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia	Docket No. 08-010-WA/RB-HC

WHEREAS, in recognition of their common goal to maintain the financial soundness of Millennium Bankshares Corporation, Reston, Virginia (“Bankshares”), a registered bank holding company that owns and controls Millennium Bank, N.A., Reston, Virginia, (the “Bank”) and several nonbank subsidiaries, Bankshares and the Federal Reserve Bank of Richmond (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on May 29, 2008, the board of directors of Bankshares, at a duly constituted meeting adopted a resolution authorizing and directing Richard I. Linhart, Chairman, President and Chief Executive Officer to enter into this Agreement on behalf of Bankshares, and consenting to compliance with each and every applicable provision of this Agreement by Bankshares and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1813(u) and 1818(b)(3)) (the “FDI Act”).

NOW, THEREFORE, the Reserve Bank and Bankshares hereby agree as follows:

Source of Strength

1. Bankshares shall take appropriate steps to fully utilize its financial and managerial resources to assist the Bank in functioning in a safe and sound manner pursuant to Regulation Y of the Board of Governors of the Federal System (the “Board of Governors”)(12 C.F.R. § 225.4).

Dividend Payment and Distributions

2.             (a)           Bankshares shall not declare or pay any dividends unless such declaration or payment is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323). During the term of this Agreement, Bankshares shall also not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (“Director”).

(b)           During the term of this Agreement, Bankshares and its nonbank subsidiaries shall not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director (see, Appendix A to Part 225 – Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure, section II.A.1.c.iv. (12 C.F.R. Part 225, app. A)).

(c)           All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, but not be limited to, current and projected information on earnings, capital, asset quality, allowance for loan and lease loss needs of the Bank, and parent company cash flow.

Debt and Stock Redemption

3.             (a)           Bankshares shall not, directly or indirectly, incur, increase, or guarantee any debt, including debt to shareholders, without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

4.             Bankshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Appointment of New Officers and Directors, and Severance and Indemnification Payments

5.             Bankshares shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) in the appointment of new directors and the hiring or promotion of senior executive officers and with the restrictions on severance payments and indemnification of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Approval, Implementation, and Progress Reports

6.             Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall furnish to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof. Such reports may be discontinued when the corrections required by this Agreement have been accomplished and the Reserve Bank has, in writing, released Bankshares from making further reports.

Communications

7.             All communications regarding this Agreement shall be sent to:

(a)           A. Linwood Gill, III

Vice President

Federal Reserve Bank of Richmond

P.O. Box 27622

Richmond, Virginia 23261

(b)           Richard I. Linhart

Chairman, President, and Chief Executive Officer

Millennium Bankshares

1601 Washington Plaza

Reston, Virginia 20190

Miscellaneous

8.             Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bankshares to comply with any provision of this Agreement.

9.             The provisions of this Agreement shall be binding upon Bankshares and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

10.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

11.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bankshares, the Bank, the non-bank subsidiaries, or any of their current or former institution-affiliated parties and their successors and assigns.

12.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 29th day of May 2008.

MILLENNIUM BANKSHARES	FEDERAL RESERVE BANK OF
CORPORATION	RICHMOND

By:	By:
Mr. Richard I. Linhart	Mr. A. Linwood Gill, III
Chairman, President, and CEO	Vice President